UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2009 (February 27, 2009)

MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32666	870299034

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

50 Cobham Drive
Orchard Park, NY	14127-4121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (716) 855-1068
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
     Item 5.01. Changes in Control of Registrant.
     On February 27, 2009, the merger (the “Merger”) of Mayflower Acquisition Corp. (“Merger Sub”), a subsidiary of Piramal Healthcare, Inc. (“Piramal U.S.”), with and into Minrad International, Inc. (the “Company”) was consummated in accordance with the Agreement and Plan of Merger, dated as of December 22, 2008 (the “Merger Agreement”), by and among the Company, Piramal U.S., Merger Sub and Piramal Healthcare Limited (“Piramal India”). The Merger Agreement was adopted by the Company’s stockholders at a special meeting held on February 27, 2009, and each then outstanding share of the Company’s common stock was converted automatically into the right to receive $0.12 per share in cash. The funds used for the merger consideration were made available to Piramal U.S. and Merger Sub by Piramal India.
     As a result of the Merger, a change of control of the Company occurred and Piramal U.S. became the holder of 100% of the outstanding shares of capital stock in the Company at the effective time of the Merger.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Pursuant to the terms of the Merger Agreement, the directors of Merger Sub immediately prior to the Merger became the directors of the Company following the completion of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC.
By:	/s/ David DiGiacinto
David DiGiacinto
Chief Executive Officer

Date: March 10, 2009